Exhibit 99.1

For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Senior Vice President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-621-2700

Southeastern Bank Financial Corp. Reports

Earnings for First Quarter 2012

AUGUSTA, Ga., April 27, 2012 – Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) today reported quarterly net income of $3.3 million, or $0.49 in diluted earnings per share, for the three months ended March 31, 2012, compared to $2.3 million, or $0.34 in diluted earnings per share, in the first quarter of 2011.

“We are pleased with our performance in the first quarter,” said R. Daniel Blanton, president and chief executive officer. “We generated a 43.4 percent increase in net income compared to the first quarter of 2011, which included gains in net interest income and noninterest income, and also expanded our net interest margin. At the same time, our credit quality improved as measured by decreases in both nonperforming assets as a percentage of total assets and net charge-offs since the beginning of the year. As a result, we felt comfortable with having a loan loss provision that was $1.0 million less than the first quarter of last year.”

Total assets at March 31, 2012, were $1.6 billion, an increase of $33.7 million from Dec. 31, 2011. Loans outstanding at the end of the first quarter were $877.9 million, an increase of $2.8 million from Dec. 31, 2011, and a decline of $3.8 million from March 31, 2011. Total deposits were $1.4 billion at March 31, 2012, an increase of $14.2 million from Dec. 31, 2011, and a decrease of $4.8 million from the same period a year ago. Cash and cash equivalents totaled $73.7 million at the end of the first quarter.

Net interest income for the first quarter of 2012 was $12.6 million, a 3.4 percent increase from $12.2 million in the same period a year ago. Noninterest income for the first quarter was $5.3 million, a 30.1 percent increase from the first quarter of 2011, resulting primarily from a 67.3 percent increase in mortgage income and an 11.1 percent increase in wealth and trust service income. Noninterest expense in the first quarter of 2012 totaled $10.9 million, an 11.7 percent increase compared to the same period a year ago. The increase was due, in part, to losses associated with other real estate owned (OREO) as the bank accelerated its disposal of troubled properties.

The company’s net interest margin grew to 3.34 percent in the first quarter of 2012, compared to 3.28 percent both for the three months ended Dec. 31, 2011, and for the same period a year ago. Return on average assets (ROA) was 0.81 percent for the first quarter of 2012, an increase of 23 basis points from the same period a year ago. Return on average shareholders’ equity (ROE) was 11.10 percent for the first quarter of 2012, an increase of 173 basis points from the first quarter of 2011.

Nonperforming assets at March 31, 2012, were 2.92 percent of total assets, compared to 3.19 percent at Dec. 31, 2011, and 2.20 percent at March 31, 2011. Net charge-offs for the first quarter of 2012 totaled 0.78 percent of average loans on an annualized basis, compared to 1.26 percent annualized in the fourth quarter of 2011, and 1.43 percent annualized in the first quarter of 2011. The company held $4.9 million in OREO at March 31, 2012, compared to $6.2 million at Dec. 31, 2011, and $7.6 million at March 31, 2011.

The provision for loan losses totaled $2.2 million for the first quarter of 2012, compared to $2.4 million in the fourth quarter of 2011 and $3.2 million in the first quarter of 2011. Allowance for loan losses totaled $29.6 million, or 3.50 percent of loans outstanding at March 31, 2012, compared to $29.0 million, or 3.43 percent of loans outstanding, at Dec. 31, 2011, and $26.8 million, or 3.08 percent of loans outstanding, at March 31, 2011.

“We’re making solid progress in an uncertain economy where loan demand continues to be stagnant,” said Blanton. “Our success over the past year is an indication that we are on the right track, and as such, we will continue our efforts to grow our interest and noninterest revenue streams, while enhancing profitability and shareholder value.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Cash and due from banks	$41,595,843	$51,080,600
Interest-bearing deposits in other banks	32,125,958	18,760,812

Cash and cash equivalents	73,721,801	69,841,412
Available-for-sale securities	631,971,445	603,758,999
Loans held for sale	30,201,215	29,045,533
Loans	847,681,820	846,010,275
Less allowance for loan losses	29,633,509	29,045,876

Loans, net	818,048,311	816,964,399
Premises and equipment, net	27,215,730	27,608,118
Accrued interest receivable	6,540,090	6,246,880
Bank-owned life insurance	30,974,009	30,713,488
Restricted equity securities	5,086,000	5,086,000
Other real estate owned	4,851,273	6,208,720
Prepaid FDIC assessment	3,095,682	3,419,738
Deferred tax asset	13,261,824	12,723,238
Other assets	3,532,107	3,156,584

	$1,648,499,487	$1,614,773,109

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$153,762,828	$147,196,034
Interest-bearing:
NOW accounts	351,462,000	346,235,936
Savings	484,935,362	471,727,749
Money management accounts	39,822,109	42,977,515
Time deposits over $100,000	284,731,659	286,318,774
Other time deposits	118,703,059	124,766,377

	1,433,417,017	1,419,222,385
Securities sold under repurchase agreements	730,401	700,798
Advances from Federal Home Loan Bank	54,000,000	39,000,000
Accrued interest payable and other liabilities	17,083,952	15,874,526
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,528,178,016	1,497,744,355

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2012 and 2011, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,678,502 and 6,677,667 shares issued and outstanding in 2012 and 2011, respectively	20,035,506	20,033,001
Additional paid-in capital	62,784,782	62,767,133
Retained earnings	33,895,207	30,593,180
Accumulated other comprehensive income, net	3,605,976	3,635,440

Total stockholders’ equity	120,321,471	117,028,754

	$1,648,499,487	$1,614,773,109

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Interest income:
Loans, including fees	$11,660,707	$12,628,248
Investment securities	4,245,065	4,319,904
Interest-bearing deposits in other banks	24,902	35,474

Total interest income	15,930,674	16,983,626

Interest expense:
Deposits	2,713,644	4,067,803
Securities sold under repurchase agreements	1,184	1,658
Other borrowings	596,454	714,578

Total interest expense	3,311,282	4,784,039

Net interest income	12,619,392	12,199,587
Provision for loan losses	2,216,012	3,240,404

Net interest income after provision for loan losses	10,403,380	8,959,183

Noninterest income:
Service charges and fees on deposits	1,610,872	1,577,742
Gain on sales of loans	2,019,294	1,206,634
(Loss) gain on sale of fixed assets	(1,541)	16,659
Investment securities gains, net	377,000	147,756
Other-than-temporary loss
Total impairment loss	—	(126,907)
Less loss recognized in other comprehensive income	—	(65,422)

Net impairment loss recognized in earnings	—	(61,485)
Retail investment income	522,230	457,506
Trust service fees	288,837	273,064
Earnings from cash surrender value of bank-owned life insurance	260,521	217,877
Miscellaneous income	190,079	213,382

Total noninterest income	5,267,292	4,049,135

Noninterest expense:
Salaries and other personnel expense	6,197,413	5,564,356
Occupancy expenses	1,054,070	1,115,173
Other real estate losses, net	660,480	95,403
Other operating expenses	3,011,279	3,000,716

Total noninterest expense	10,923,242	9,775,648

Income before income taxes	4,747,430	3,232,670
Income tax expense	1,445,404	930,794

Net income	$3,302,026	$2,301,876

Comprehensive income	$3,272,562	$1,349,928

Basic net income per share	$0.49	$0.34

Diluted net income per share	$0.49	$0.34

Weighted average common shares outstanding	6,678,484	6,675,851

Weighted average number of common and common equivalent shares outstanding	6,678,484	6,676,015